Exhibit 23.6
CONSENT OF INDEPENDENT AUDITOR
We consent to the incorporation by reference in this Pre-Effective Amendment No. 5 to Registration Statement No. 333-144938 on Form S-1 which pursuant to Rule 429 is a post-effective amendment to Registration Statement No. 333-140370, our report dated April 19, 2007, relating to our audit of the consolidated financial statements of Laser MidStream Energy, LP and Subsidiaries for the period from April 14, 2005 (inception) to December 31, 2005 and for the year ended December 31, 2006, which appears in the Current Report on Form 8K/A of Eagle Rock Energy Partners, L.P., and to the reference to our firm under the captions “Experts” in such Registration Statement.
/s/ Hein & Associates LLP
Houston, Texas
December 10, 2007